EXHIBIT C


                  CORPORATE GOVERNANCE


A.   Directors of Regency

          Name                Class


          Tony Astorga             I         Regency
          Robert G. Coo            I         Care
          Arthur Pasmas            I         Care
          Gregory S. Anderson      II        Regency
          Richard K. Matros        II        Care
          John F. Nickoll          II        Care
          Cecil Mays               III       Regency
          John W. Adams            III       Care

     If, prior to the Effective Time, any of the above listed persons shall decline or be unable to serve as a Regency director, Regency (if such person was a Regency designee) or Care (if such person was a Care designee) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the party not making such designation. Until at least the close of the annual meeting of stockholders of Regency occurring in 1997, in the event of a vacancy, a majority of the Regency designees (if such person was a Regency designee) or a majority of the Care designees (if such person was a Care designee) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the party not making such designation.


B.   Committees

     Executive Committee. Until at least the close of the annual meeting of the stockholders of Regency occurring in 1997, the Executive Committee of the Board of Directors of Regency shall consist of two directors designated by Regency (or, after the Effective Time, by a majority of the Regency designees on the Board of Directors of Regency or their successors) and one director designated by Care (or, after the Effective Time, by a majority of the Care designees on the Board of Directors of Regency or their successors). The members of the Executive Committee shall be Cecil Mays, Gregory S. Anderson and John A. Adams, provided that they continue to serve as members of Regency's Board of Directors. Cecil Mays shall serve as
Chair of the Executive Committee for so long as he serves on such committee.

     Human Resources Committee.  The Human Resources
Committee of the Board of Directors of Regency shall consist of one director designated by Regency prior to the Effective Time (or, after the Effective Time, by a majority of the Regency designees on the Board of Directors of Regency or their successors), one director designated by Care prior to the Effective Time (or, after the Effective
Time, by a majority of the Care designees on the Board of Directors of Regency or their successors) and one director designated by a majority of the Regency designees on the Board of Directors of Regency and approved by the Board of Directors after the Effective Time.

     Audit Committee.  The Audit Committee of the Board of
Directors of Regency shall consist of one director designated by Regency prior to the Effective Time (or, after the Effective Time, by a majority of the Regency designees on the Board of Directors of Regency or their successors), one director designated by Care prior to the Effective Time (or, after the Effective Time, by a majority of the Care designees on the Board of Directors of Regency or their successors) and one director designated by a majority of the Care designees on the Board of Directors of Regency and approved by the Board of Directors after the Effective Time.


C.   Officers

     1. Cecil Mays shall be Chairman of the Board of Directors and Chief Executive Officer of Regency.

     2.   Richard K. Matros shall be President and Chief
Operating Officer of Regency.

     3.   Gary L. Massimino shall be Executive Vice
President and Chief Financial Officer of Regency.

     4.   Tim J. Paulsen shall be Senior Vice President and
Director of Operations of Regency.

     5. T. Craig Nordstrom shall be Senior Vice President and Director of Corporate Development of Regency.

     6.   James R. Wodach shall be Senior Vice President,
Finance of Regency.

     Each of the officers identified above shall hold office from the Effective Time in accordance with the Restated Certificate of Incorporation of Regency and the Bylaws of Regency and subject to the terms of their respective employment agreements.